Exhibit 99.1

Destination XL Group, Inc. Reports Third Quarter Financial Results

Sales of $107.5 million, Net Loss of $(0.03) per diluted share, Lowers Guidance

CANTON, Mass., November 22, 2024 – Destination XL Group, Inc. (NASDAQ: DXLG), the leading integrated-commerce specialty retailer of Big + Tall men’s clothing and shoes, today reported operating results for the third quarter of fiscal 2024, and updated sales and earnings guidance for the fiscal year.

Third Quarter Financial Highlights

•
Total sales for the third quarter were $107.5 million, down 9.8% from $119.2 million in the third quarter of fiscal 2023. Comparable sales for the third quarter of fiscal 2024 decreased 11.3% as compared to the third quarter of fiscal 2023.
•
Net loss for the third quarter was $(0.03) per diluted share, as compared to net income of $0.06 per diluted share in the third quarter of fiscal 2023.
•
Adjusted EBITDA (a non-GAAP measure) for the third quarter was $1.0 million, or 1.0% of sales, as compared to $8.6 million, or 7.3% of sales in the third quarter of fiscal 2023.
•
Total cash and investments were $43.0 million at November 2, 2024, as compared to $60.4 million at October 28, 2023, with no outstanding debt for either period.
•
Repurchased 3.6 million shares of common stock for $10.2 million, or an average cost of $2.85 per share, pursuant to a $15.0 million stock repurchase program approved during the third quarter of fiscal 2024.

Management’s Comments

“DXL’s business continued to be challenged in the third quarter by consumer spending headwinds which resulted in lower traffic to our stores and lower conversion online. The consumer has been very price conscious, and our customers are gravitating toward our more moderate and entry-level price points. Despite these challenges, we have maintained our disciplined operating regimen, and we have avoided a material erosion in merchandise margin, while keeping our inventory position healthy and controlling our operating expenses," said Harvey Kanter, President and Chief Executive Officer.

“As we head into the fourth quarter, we will remain focused on achieving profitable sales, generating free cash flow and maintaining a healthy balance sheet. While we expect that consumer spending headwinds will persist into the fourth quarter, we are optimistic. With inflation stabilizing, interest rates coming down and the election now behind us, we believe that consumer sentiment will recover over time. Until our Big + Tall consumer is ready to more actively engage with DXL, we will continue to look for opportunities to drive sales through a mix of promotional activities and limited advertising. As I provide an update on our strategic initiates, it is important to note that we are proceeding cautiously until the macroenvironment improves by pausing our brand campaign and slowing the velocity of new store openings.

Marketing & Brand Building: In the second quarter of fiscal 2024, we launched our new brand advertising campaign to build awareness of our brand. The campaign ran in a three-matched-market test in Boston, Detroit, and St. Louis and the results were positive in all three markets, with increased traffic, sessions, and customer acquisition. However, as we previously disclosed, given current market conditions, we have paused our brand campaign at this time and are instead investing our marketing dollars back into our traditional marketing channels that will be more productive, including a video campaign on various social media platforms.

Store Development: Our initiative to open new stores was driven by insights into the frustrations our customers have with limited access to our stores. Consumers told us that they do not shop with us because no store is near or convenient to them. During the third quarter, we opened two new stores for a total of four new stores year to date, with four additional stores opening in the fourth quarter. We are developing our fiscal 2025 store development schedule and are targeting 8 new store openings, down from our previous expectation of 10 new store openings.

New Website Platform: We are making significant progress in our transition to a new and improved eCommerce platform, with 100% of the site traffic now on our new platform. The platform addresses friction online and will drive a richer and simpler consumer experience, as well as drive measurably greater speed and agility. During the third quarter, we completed the second phase of this project, which included catalog pages, product detail pages, and a new site search experience. The last phase, which will improve the checkout process and other user experiences is scheduled to be completed in early 2025.

Alliances & Collaborations: In the second quarter of fiscal 2024, we launched our DXL Big + Tall merchandise assortment on Nordstrom's digital marketplace platform and currently have 37 brands and over 1,400 styles available on the platform, with plans for an additional 500 styles in the next month. We believe this collaboration will allow us to bring the DXL experience beyond our four walls and directly to the Nordstrom customer, thereby further extending DXL’s relationship with the female consumer.

"Pulling back on parts of our initiatives was prudent to ensure that we remain fiscally responsible with our investment spending and remain focused on near-term profitability and positive free cash flow," Kanter concluded.

Third Quarter Results

Sales

Total sales for the third quarter of fiscal 2024 were $107.5 million, as compared to $119.2 million in the third quarter of fiscal 2023. The decrease in total sales was primarily attributable to a decrease in comparable sales for the third quarter of 11.3%, partially offset by an increase in non-comparable sales.

The comparable sales decrease of 11.3% consisted of comparable sales from our stores down 9.9% and our direct business down 14.7%. This third quarter decline was consistent with the trend from the first half of fiscal 2024, with the decrease in comparable sales principally driven by a decrease in traffic in our stores and decreased conversion in our direct business. We continued to see a shift toward our private-label merchandise, as opposed to our national brands, as customers continued to be cost-conscious with their discretionary spending.

Gross Margin

For the third quarter of fiscal 2024, our gross margin rate, inclusive of occupancy costs, was 45.1% as compared to a gross margin rate of 47.5% for the third quarter of fiscal 2023.

Our gross margin rate decreased by 240 basis points, which was driven by an increase of 220 basis points in occupancy costs, as a percentage of sales, primarily due to the deleveraging of sales and increased rents as a result of lease extensions. Merchandise margin for the third quarter decreased by 20 basis points, as compared to the third quarter of fiscal 2023, primarily due to an increase in markdown activity on seasonal merchandise as well as an increase in inbound freight. These increases were partially offset by favorable outbound shipping costs, a decrease in loyalty expense and a shift in product mix. For 2024, we expect gross margin rates to be approximately 130 to 180 basis points lower than fiscal 2023 primarily related to the deleveraging of occupancy on a lower sales base.

Selling, General & Administrative

As a percentage of sales, SG&A (selling, general and administrative) expenses for the third quarter of fiscal 2024 were 44.1% as compared to 40.2% for the third quarter of fiscal 2023.

On a dollar basis, SG&A expenses decreased by $0.6 million as compared to the third quarter of fiscal 2023. The decrease was primarily due to a decrease in marketing of $1.4 million as compared to the prior year's third quarter, partially offset by increases in healthcare costs, technology costs and professional services. On a percentage of sales basis, SG&A expenses increased due to the decrease in sales for the third quarter of fiscal 2024 as compared to the third quarter of fiscal 2023.

Marketing costs were 5.7% of sales for the third quarter of fiscal 2024 as compared to 6.3% of sales for the third quarter of fiscal 2023. For fiscal 2024, marketing costs are expected to be approximately 6.8%.

Management views SG&A expenses through two primary cost centers: Customer Facing Costs and Corporate Support Costs. Customer Facing Costs, which include store payroll, marketing and other store and direct operating costs, represented 24.2% of sales in the third quarter of fiscal 2024 as compared to 22.5% of sales in the third quarter of fiscal 2023. Corporate Support Costs, which include the distribution center and corporate overhead costs, represented 19.9% of sales in the third quarter of fiscal 2024 as compared to 17.7% of sales in the third quarter of fiscal 2023.

Interest Income, Net

Net interest income for the third quarter of fiscal 2024 was $0.6 million, which was flat as compared to the third quarter of fiscal 2023. For both periods, interest income was earned from investments in U.S. government-backed investments and money market accounts. Interest costs for both periods were minimal because we had no outstanding debt and no borrowings under our credit facility.

Income Taxes

Our tax provision for income taxes for interim periods is determined using an estimate of our annual effective tax rate, adjusted for discrete items, if any. Each quarter, we update our estimate of the annual effective tax rate and make a year-to-date adjustment to the provision.

For the third quarter of fiscal 2024, the effective tax rate was 9.2% as compared to an effective tax rate of 30.2% for the third quarter of fiscal 2023. The difference in the effective tax rate for the third quarter of fiscal 2024, as compared to the third quarter of fiscal 2023, was due to the net loss reported during the third quarter of fiscal 2024 and its impact on our estimated annual effective tax rate for fiscal 2024. For the fiscal year, we expect an increase in the effective tax rate primarily due to permanent book-to-tax differences combined with a lower pretax income as compared to fiscal 2023.

Net Income (Loss)

For the third quarter of fiscal 2024, net loss was $1.8 million, or $(0.03) per diluted share, as compared to net income for the third quarter of fiscal 2023 of $4.0 million, or $0.06 per diluted share.

Adjusted EBITDA

Adjusted EBITDA, a non-GAAP measure, for the third quarter of fiscal 2024 was $1.0 million, as compared to $8.6 million for the third quarter of fiscal 2023.

Cash Flow

Cash flow from operations for the first nine months of fiscal 2024 was $12.5 million as compared to $33.1 million for the first nine months of fiscal 2023.

Free cash flow, before capital expenditures for store development, a non-GAAP measure, was $2.5 million for the first nine months of fiscal 2024 as compared to $26.5 million for the first nine months of fiscal 2023.

Free cash flow, a non-GAAP measure, was $(7.0) million for the first nine months of fiscal 2024 as compared to $22.7 million for the first nine months of fiscal 2023. The decrease in free cash flow was primarily due to a decrease in operating income as well as increases in capital expenditures of $5.6 million for store development and other capital projects of $3.4 million.

	For the nine months ended
(in millions)	November 2, 2024	October 28, 2023
Cash flow from operating activities (GAAP basis)	$12.5	$33.1
Capital expenditures, excluding store development	(10.0)	(6.6)
Free Cash Flow before capital expenditures for store development (non-GAAP basis)	$2.5	$26.5
Capital expenditures for store development	(9.4)	(3.8)
Free Cash Flow (non-GAAP basis)	$(7.0)	$22.7

Non-GAAP Measures

Adjusted EBITDA, adjusted EBITDA margin, free cash flow before capital expenditures for store development and free cash flow are non-GAAP financial measures. Please see “Non-GAAP Measures” below and reconciliations of these non-GAAP measures to the comparable GAAP measures that follow in the tables below.

Balance Sheet & Liquidity

As of November 2, 2024, we had cash and investments of $43.0 million as compared to $60.4 million as of October 28, 2023, with no outstanding debt in either period. We did not have any borrowings under our credit facility during either period and, as of November 2, 2024, the availability under our credit facility was $78.1 million, as compared to $87.6 million as of October 28, 2023. Availability under our credit facility is primarily driven by our available inventory.

As of November 2, 2024, our inventory decreased approximately $10.7 million to $89.1 million, as compared to $99.9 million as of October 28, 2023. We continue to take proactive measures to manage our inventory and adjust our receipt plan given the ongoing macroeconomic factors affecting consumer spending. At November 2, 2024, our clearance inventory was 9.2% of our total inventory, as compared to 9.7% at October 28, 2023. Our inventory position is very strong and our clearance levels are in line with our benchmark of 10% even with the 10.7% decrease in total inventory. Our inventory turnover rate has improved by over 30% from fiscal 2019.

Stock Repurchase Program

In September 2024, our Board of Directors approved a stock repurchase program. Under the stock repurchase program, we may repurchase up to $15.0 million of our common stock, including excise tax, through open market and privately negotiated transactions. The stock repurchase program will expire on February 1, 2025. During the third quarter of fiscal 2024, we repurchased 3.6 million shares at a total cost, including fees, of $10.2 million under this stock repurchase program.

Retail Store Information

The following is a summary of our retail square footage since the end of fiscal 2021 through the end of the third quarter of fiscal 2024:

	At November 2, 2024		Year End 2023		Year End 2022		Year End 2021
	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)
DXL retail	239	1,753	232	1,725	218	1,663	220	1,678
DXL outlets	15	76	15	76	16	80	16	80
CMXL retail	12	37	17	55	28	92	35	115
CMXL outlets	19	57	19	57	19	57	19	57
Total	285	1,923	283	1,913	281	1,892	290	1,930

During the first nine months of fiscal 2024, we opened four new DXL stores, relocated one DXL store, converted four Casual Male XL stores to the DXL format, completed four DXL remodels, closed one Casual Male XL store and one DXL store. We expect to open four additional DXL stores, convert another Casual Male store to the DXL store format and complete one additional DXL remodel before the end of fiscal 2024. We expect our capital expenditures to range from $21.0 million to $24.0 million, net of tenant incentives, in fiscal 2024. Over the next five years, we believe we could potentially open approximately 50 net new DXL stores across the country, which could average 6,000 square feet or 300,000 sq. ft. in total, a 15% increase over our current square footage. We are currently planning to open 8 stores in fiscal 2025.

Digital Commerce Information

We distribute our national brands and own brand merchandise directly to consumers through our stores, website, app, and third-party marketplaces. Digital commerce sales, which we also refer to as direct sales, are defined as sales that originate online, whether through our website, at the store level or through a third-party marketplace. Our direct business is a critical component of our business and an area of significant growth opportunity for us. For the third quarter of fiscal 2024, our direct sales were $31.3 million, or 29.1% of retail segment sales, as compared to $36.2 million, or 30.4% of retail segment sales in the third quarter of fiscal 2023.

Financial Outlook

As a result of continuing headwinds in men's apparel and our sales results through the first nine months of fiscal 2024, we are revising our full year guidance, with expected sales for fiscal 2024 to be at the low end of our previous guidance, which is approximately $470.0 million. We have lowered our adjusted EBITDA guidance to 4.5% from 6.0%, primarily as a result of the deleveraging of costs on the lower sales base. Sales guidance for fiscal 2024 reflects a comparable sales decrease of approximately 10%.

Conference Call

The Company will hold a conference call to review its financial results on Friday, November 22, 2024, at 9:00 a.m. ET.

To participate in the live webcast, please pre-register at: https://register.vevent.com/register/BI086e2ca09b4247779965833973a12671

Upon registering, you will be emailed a dial-in number, and unique PIN.

For listen-only, please join and register at: https://edge.media-server.com/mmc/p/x2e2arje. An archived version of the webcast may be accessed by visiting the "Events" section of the Company's investor relations website for up to one year.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

Non-GAAP Measures

In addition to financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release contains non-GAAP financial measures, including adjusted EBITDA, adjusted EBITDA margin, free cash flow before capital expenditures for store development, and free cash flow. The presentation of these non-GAAP measures is not in accordance with GAAP and should not be considered superior to or as a substitute for net income (loss), net income (loss) per diluted share or cash flows from operating activities or any other measure of performance derived in accordance with GAAP. In addition, not all companies calculate non-GAAP financial measures in the same manner and, accordingly, the non-GAAP measures presented in this release may not be comparable to similar measures used by other companies. The Company believes the inclusion of these non-GAAP measures help investors gain a better understanding of the Company’s performance, especially when comparing such results to previous periods, and that they are useful as an additional means for investors to evaluate the Company's operating results, when reviewed in conjunction with the Company's GAAP financial statements. Reconciliations of these non-GAAP measures to their comparable GAAP measures are provided in the tables below.

Adjusted EBITDA is calculated as earnings before interest, taxes, depreciation and amortization and adjusted for asset impairment charges (gain) and the loss from the termination of retirement plans, if any. Adjusted EBITDA margin is calculated as adjusted EBITDA divided by total sales. The Company believes that providing adjusted EBITDA and adjusted EBITDA margin is useful to investors to evaluate the Company’s performance and are key metrics to measure profitability and economic productivity.

Free cash flow is a metric that management uses to monitor liquidity. Management believes this metric is important to investors because it demonstrates the Company’s ability to strengthen liquidity while supporting its capital projects and new store development. Free cash flow is calculated as cash flow from operating activities, less capital expenditures and excludes the mandatory and discretionary repayment of debt. Free cash flow before capital expenditures for store development is calculated as cash flow from operating activities less capital expenditures other than capital expenditures for store development. Capital expenditures for store development includes capital expenditures for new stores, conversions of Casual Male XL stores to DXL and remodels. Capital expenditures related to store relocations and maintenance are not included in store development.

About Destination XL Group, Inc.

Destination XL Group, Inc. is the leading retailer of Men’s Big + Tall apparel that provides the Big + Tall man the freedom to choose his own style. Subsidiaries of Destination XL Group, Inc. operate DXL Big + Tall retail and outlet stores and Casual Male XL retail and outlet stores throughout the United States, and an e-commerce website, DXL.COM, and mobile app, which offer a multi-channel solution similar to the DXL store experience with the most extensive selection of online products available anywhere for Big + Tall men. The Company is headquartered in Canton, Massachusetts, and its common stock is listed on the Nasdaq Global Market under the symbol "DXLG." For more information, please visit the Company's investor relations website: https://investor.dxl.com.

Forward-Looking Statements

Certain statements and information contained in this press release constitute forward-looking statements under the federal securities laws, including statements regarding our guidance for fiscal 2024, including expected sales, gross margin rate and adjusted EBITDA margin; expected sales trends for fiscal 2024; expected marketing costs and expected capital expenditures in fiscal 2024; expected store openings and store conversions in the remainder of fiscal 2024 and fiscal 2025; our long-range strategic plan and the expected impact of our strategic initiatives on future growth, including with respect to marketing efforts and raising brand awareness, store development and future alliances and collaborations; our ability to manage inventory; expected changes in our store portfolio and long-term plans for new or relocated stores; the expected completion of our rollout of our improved eCommerce platform; and our ability to achieve profitable sales and generate free cash flow. The discussion of forward-looking information requires the management of the Company to make certain estimates and assumptions regarding the Company's strategic direction and the effect of such plans on the Company's financial results. The Company's actual results and the implementation of its plans and operations may differ materially from forward-looking statements made by the Company. The Company encourages readers of forward-looking information concerning the Company to refer to its filings with the Securities and Exchange Commission, including without limitation, its Annual Report on Form 10-K filed on March 21, 2024, its Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission that set forth certain risks and uncertainties that may have an impact on future results and the direction of the Company, including risks relating to:

changes in consumer spending in response to economic factors; the impact of inflation with rising costs and high interest rates; the impact of ongoing worldwide conflicts on the global economy, including the Israel-Hamas conflict and the ongoing Russian invasion of Ukraine; potential labor shortages; and the Company’s ability to execute on its marketing, digital, store and collaboration strategies, ability to grow its market share, predict customer tastes and fashion trends, forecast sales growth trends and compete successfully in the United States men’s big and tall apparel market.

Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The Company undertakes no obligation and expressly disclaims any duty to update such statements occurring after such date may render these statements incomplete or out of date. The Company undertakes no obligation and expressly disclaims any duty to update such statements.

DESTINATION XL GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(unaudited)

	For the three months ended		For the nine months ended
	November 2, 2024	October 28, 2023	November 2, 2024	October 28, 2023
Sales	$107,503	$119,188	$347,812	$384,673
Cost of goods sold including occupancy	59,064	62,577	183,520	196,767
Gross profit	48,439	56,611	164,292	187,906

Expenses:
Selling, general and administrative	47,409	47,962	148,594	143,689
Depreciation and amortization	3,569	3,393	10,232	10,338
Total expenses	50,978	51,355	158,826	154,027

Operating income (loss)	(2,539)	5,256	5,466	33,879

Loss on termination of retirement plans	—	(57)	—	(4,231)
Interest income, net	552	564	1,673	1,408

Income (loss) before provision (benefit) for income taxes	(1,987)	5,763	7,139	31,056
Provision (benefit) for income taxes	(182)	1,743	2,768	8,436

Net income (loss)	$(1,805)	$4,020	$4,371	$22,620

Net income (loss) per share:
Basic	$(0.03)	$0.07	$0.08	$0.37
Diluted	$(0.03)	$0.06	$0.07	$0.35

Weighted-average number of common shares outstanding:
Basic	57,135	60,169	57,801	61,612
Diluted	57,135	63,464	60,642	64,995

DESTINATION XL GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
November 2, 2024, February 3, 2024 and October 28, 2023
(In thousands)
(unaudited)

	November 2,	February 3,	October 28,
	2024	2024	2023
ASSETS

Cash and cash equivalents	$7,108	$27,590	$10,723
Short-term investments	35,851	32,459	49,632
Inventories	89,139	80,968	99,858
Other current assets	8,159	12,228	10,287
Property and equipment, net	51,988	43,238	38,429
Operating lease right-of-use assets	167,814	138,118	139,907
Intangible assets	1,150	1,150	1,150
Deferred tax assets, net of valuation allowance	19,609	21,533	22,223
Other assets	503	457	451
Total assets	$381,321	$357,741	$372,660

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$28,013	$17,353	$28,256
Accrued expenses and other liabilities	26,728	36,898	33,297
Operating leases	181,124	154,537	160,340
Stockholders' equity	145,456	148,953	150,767
Total liabilities and stockholders' equity	$381,321	$357,741	$372,660

CERTAIN COLUMNS IN THE FOLLOWING TABLES MAY NOT FOOT DUE TO ROUNDING

GAAP TO NON-GAAP RECONCILIATION OF ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN

(unaudited)

	For the three months ended		For the nine months ended
	November 2, 2024	October 28, 2023	November 2, 2024	October 28, 2023
(in millions)
Net income (loss) (GAAP basis)	$(1.8)	$4.0	$4.4	$22.6
Add back:
Loss on termination of retirement plans	—	0.1	—	4.2
Provision (benefit) for income taxes	(0.2)	1.7	2.8	8.4
Interest income, net	(0.6)	(0.6)	(1.7)	(1.4)
Depreciation and amortization	3.6	3.4	10.2	10.3
Adjusted EBITDA (non-GAAP basis)	$1.0	$8.6	$15.7	$44.2

Sales	$107.5	$119.2	$347.8	$384.7
Adjusted EBITDA margin (non-GAAP), as a percentage of sales	1.0%	7.3%	4.5%	11.5%

GAAP TO NON-GAAP RECONCILIATION OF FREE CASH FLOW

(unaudited)

	For the nine months ended
(in millions)	November 2, 2024	October 28, 2023
Cash flow from operating activities (GAAP basis)	$12.5	$33.1
Capital expenditures, excluding store development	(10.0)	(6.6)
Free Cash Flow before capital expenditures for store development (non-GAAP basis)	$2.5	$26.5
Capital expenditures for store development	(9.4)	(3.8)
Free Cash Flow (non-GAAP basis)	$(7.0)	$22.7

FISCAL 2024 FORECAST

GAAP TO NON-GAAP ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN RECONCILIATION

(unaudited)

	Projected
	Fiscal 2024
(in millions, except per share data and percentages)		per diluted share
Sales (low-end of guidance)	$470.0
Net income (GAAP basis)	5.6	$0.09
Add back:
Provision for income taxes	3.4
Interest income, net	(2.3)
Depreciation and amortization	14.5
Adjusted EBITDA (non-GAAP basis)	$21.2
Adjusted EBITDA margin as a percentage of sales (non-GAAP basis)	4.5%

Weighted average common shares outstanding - diluted	60.0
* forecasted weighted average common shares outstanding does not reflect share repurchase activity